Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES CONTINUED LISTING PLAN
ACCEPTED BY THE NYSE

FORT WORTH, Texas – November 21, 2016 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) announced today that the New York Stock Exchange (NYSE) has accepted the Company’s plan for continued listing on the NYSE. As a result, Basic’s common stock will continue to be listed on the NYSE, subject to quarterly reviews by the NYSE to monitor the Company’s progress against the plan to restore compliance with continued listing standards.

The NYSE had notified Basic on August 19, 2016 of non-compliance (the NYSE Notice) with the market capitalization and share price continued listing standards under Sections 802.01B and 802.01C of the NYSE Listed Company Manual.

Basic has a period of six months from the date of the NYSE Notice to regain compliance with the minimum share price criteria by bringing its share price and thirty trading-day average share price above $1.00. Basic has also a period of 18 months from the date of the NYSE Notice to regain compliance with the market capitalization requirements of the NYSE listing standards. Should the Company’s average global market capitalization over a consecutive 30 trading-day period fall below $15 million, the NYSE will promptly initiate suspension and delisting procedures.

About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs more than 3,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, California and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

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